Exhibit 3.1

BUSINESS CORPORATIONS ACT	FORM 4

ALBERTA CONSUMER AND CORPORATE AFFAIRS	ARTICLES OF AMENDMENT

1.	NAME OF CORPORATION:	2.	CORPORATE ACCESS NUMBER:

	GASTAR EXPLORATION LTD.		2012130684

3.	THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED TO:

Pursuant to Section 173(1)(f) of the Business Corporations Act (Alberta), the articles of the Corporation are amended by consolidating the issued and outstanding common shares on the basis of one (1) new common share for each five (5) common shares outstanding with any resulting fraction being rounded up to the next highest number of the whole consolidated common shares.

DATE	SIGNATURE	TITLE

/s/ SARA-LANE RUSICKI

Corporate Secretary
July 23, 2009	Signature of Director or Authorized Officer

Sara-Lane Ruzicki

Please Print Name of Signatory